Exhibit 99.2

Anchor Glass Container
One Anchor Plaza
4343 Anchor Plaza Parkway
Tampa, FL 33634-7513

November 4, 2004

HAND DELIVERED

Mr. Richard M. Deneau
10431 Greenhedges Drive
Tampa, FL 33626

Dear Rick:

          The purpose of this letter agreement (the “Agreement”) is to acknowledge and set forth the terms of our agreement regarding the termination of your employment under the Employment Agreement between Anchor Glass Container Corporation (“Anchor”) and you effective as of August 30, 2002 (the “Employment Agreement”).

     1. Your last day of employment with Anchor will be November 4, 2004 (the “Termination Date”), and effective as of such date, you hereby resign from your position as Chief Executive Officer and as an employee of Anchor. In addition, effective as of the Termination Date, you hereby resign from all offices, directorships and fiduciary capacities held with, or on behalf of, Anchor or any benefit plan sponsored by it, except that you shall continue to serve as a trustee of the GMP and Employers Pension Fund, GMP and Employers Retiree Trust and GPI (Glass Packaging Institute) until such time as Anchor requests that you resign from any or each of such positions. Except as set forth herein, the Employment Agreement, and the Term (as defined therein) will terminate on the Termination Date.

     2. In consideration of the obligations herein, and in full satisfaction of its obligations to you pursuant to the Employment Agreement,

(a)	Anchor shall provide you with (i) earned but unpaid base salary through the Termination Date; (ii) amounts payable under any of Anchor’s executive benefit plans in accordance with the terms of those plans, except as may be required under Section 401(a)(13) of the Code; and (iii) unreimbursed business expenses incurred by you on Anchor’s behalf pursuant to Anchor’s reimbursement policy.

(b)	Anchor shall pay you in a lump sum within ten (10) days of the Effective Date (as defined in paragraph 9 hereof) (i) an amount equal to your base salary at the annual rate of $400,000, less applicable

Mr. Richard M. Deneau
November 4, 2004

withholdings for federal, state and local taxes, through August 30, 2005.

(c)	Anchor shall provide you with continued coverage under Anchor’s medical and dental plans through August 30, 2005, under the terms and conditions of the applicable plans, to the extent permitted by the applicable plans and the law, provided that if you become employed with another employer and become eligible to receive medical and dental benefits under another employer-provided plan, the medical and dental benefits described herein shall be terminated. Following the end of continued coverage under this subparagraph, you and your dependents may elect to continue participation in the Anchor Group Health Plan (or any successor plan) (the “Health Plan”), until the date you and your spouse become eligible for Medicare, by paying the applicable COBRA continuation premiums under the Health Plan for you and your dependents.

(d)	Any outstanding stock options or other equity-based compensation awards shall vest as if you remained employed through August 30, 2005.

     3. In consideration of Anchor’s obligations herein, you hereby remise, release and forever discharge Anchor, and its subsidiaries and affiliates, and their respective past or present officers, directors, shareholders, trustees, agents, employees, successors and assigns (collectively the “Releasees”), with respect to any claim, whether known or unknown, asserted or unasserted, now existing or hereafter arising out of, with respect to, in relation to or in connection with your employment with Anchor, the termination of such employment or the Employment Agreement (the “Claims”), including all Claims of unlawful discrimination on account of sex, race, age, disability, veteran’s status, national origin or religion; all Claims based upon any federal, state or local equal employment opportunity law, including Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000, et seq., the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621, et seq., the Rehabilitation Act of 1973, the Equal Pay Act of 1973, the Vietnam Era Veteran Readjustment Assistance Act of 1974, the Drug-Free Workplace Act of 1988, the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101, et seq. the Civil Rights Act of 1991, the Fair Labor Standards Act, 29 U.S.C. § 201, et seq., Florida Civil Human Rights Act, Fla. Stat. Ann. §§ 760.01, et seq., Florida Equal Pay Law, Fla. Stat. Ann. § 725.07, et seq., Wage Discrimination Law, Fla. Stat. Ann. § 448.07, et seq., and Florida Whistleblower Protection, Fla. Stat. Ann. § 448.101, et seq., all as amended; all Claims for violation of any agreement or representation, express or implied, made prior to or simultaneously with this Agreement including the Employment Agreement; and all Claims based upon wrongful termination of

Mr. Richard M. Deneau
November 4, 2004

employment and similar or related Claims; provided, however, that this waiver and release does not release Anchor from its obligations in the Indemnity Agreement between Anchor and you, any other Anchor indemnity obligations to you, its obligations under this Agreement, or claims for vested benefits under any of Anchor’s employee benefit plans.

     4. The provisions of Article 5 of the Employment Agreement shall remain in full force and effect subsequent to the Termination Date and shall survive the termination of the Employment Agreement. The “Period,” as used in the Employment Agreement shall be through August 30, 2005. You represent and warrant that you have complied with the provisions Article 5 as of the date you execute this Agreement.

     5. Section 6.2 of the Employment Agreement shall remain in full force and effect subsequent to the Termination Date and shall survive the termination of the Employment Agreement.

     6. You agree that you will not disparage or encourage or induce others to disparage Anchor, any of its subsidiaries or divisions or any of its or their past and present officers, directors, shareholders, agents or employees. For the purposes of this Agreement, the term “disparage” as it applies to your obligation not to disparage includes, without limitation, comments or statements to the press, Anchor’s employees or any individual or entity with whom Anchor or its affiliates has a business relationship which could adversely affect in any manner: (i) the conduct of the business of Anchor (including, without limitation, any business plans or prospects), or (ii) the business reputation of Anchor or any of its employees. Similarly, Anchor’s executive officers and board members will not disparage you or encourage others to do so. For your purposes, “disparage” means comments or statements intended to adversely affect your personal or professional reputation. The provisions of this paragraph will not apply to testimony as a witness, compliance with other legal obligations, assertion of or defense against any claim of breach of this Agreement, and shall not require you or Anchor’s executive officers or board members to make false statements or disclosures.

     7. You and Anchor will reasonably agree as to the form and substance of any response to inquiries relating to you and your termination of employment.

     8. Anchor will pay the reasonable attorneys’ fees and actual out-of-pocket expenses of your legal advisors incurred in connection with this Agreement, which amount will be in addition to any payments described elsewhere in this Agreement, upon submission of invoices for such fees and expenses.

Mr. Richard M. Deneau
November 4, 2004

9. (a)	You acknowledge that you are not otherwise entitled to receive the benefits in the form of and at such times provided for herein from Anchor.

(b)	You represent and warrant that you fully understand the terms of this Agreement and that you knowingly and voluntarily, of your own free will without any duress, being fully informed and after due deliberation, accept its terms and sign the same as your own free act. You further represent and warrant that, except as set forth herein, no promises or inducements for this Agreement have been made, and you are entering into this Agreement without reliance upon any statement or representation by Anchor or any other person, concerning any fact material hereto. You understand that as a result of entering into this Agreement, you will not have the right to assert that Anchor unlawfully terminated your employment or violated any rights in connection with your employment.

(c)	You acknowledge that Anchor has provided you the opportunity to review and consider this Agreement for twenty-one (21) days from the date Anchor provided you with a copy of this Agreement. If you elect to sign this Agreement before the expiration of the full twenty-one (21) day period, you acknowledge that you will have chosen, of your own free will, without any duress, to waive your right to the full twenty-one (21) day period.

(d)	Anchor hereby advises you to consult with an attorney prior to executing this Agreement.

(e)	You may revoke this Agreement within seven (7) days after you execute it by sending a written notice of revocation to Richard Kabaker, General Counsel by any means that will assure delivery of the notice of revocation within the seven-day revocation period. This Agreement becomes effective on the eighth day after you execute it, unless you revoke it in accordance with this paragraph prior thereto (the “Effective Date”)

     10. You agree that the terms and conditions of this Agreement are confidential and that you will not disclose the existence of this Agreement or any its terms to any third parties, other than to your attorneys, accountants, or as required by law or may be necessary to enforce this Agreement.

     11. You and Anchor agree that this Agreement contains the complete agreement between you and Anchor and that there are no other agreements or representations relating in any way to the subject matter of this Agreement and

Mr. Richard M. Deneau
November 4, 2004

supercedes any and all prior agreements or understandings with respect to this Agreement’s subject matter, except as expressly set forth herein.

     12. The provisions of this Agreement shall be construed in accordance with the internal laws, but not the laws of conflicts, applicable to agreements made in Florida.

     13. The provisions of this Agreement shall be severable. The unenforceability or invalidity of any one or more provisions, clauses or sentences hereof shall not render any other provision, clause or sentence herein contained unenforceable or invalid. The portion of the Agreement that is not invalid or unenforceable shall be considered enforceable and binding on the parties and the invalid or unenforceable provision(s), clauses or sentences shall be deemed excised, modified or restricted to the extent necessary to render the same valid and enforceable, and this Agreement shall be construed as if such invalid or unenforceable provision(s), clauses(s) or sentences(s) were omitted, modified or restricted.

     14. Through August 30, 2005, you will cooperate with Anchor in providing information and assistance in response to reasonable requests from Anchor with respect to matters on which you worked or as to which you had personal knowledge during the course of your employment with Anchor; provided that Anchor will reimburse you for any reasonable out-of-pocket expenses you incur in connection with such cooperation.

     15. This Agreement may be signed in single or separate counterparts, each of which shall constitute an original.

ANCHOR GLASS CONTAINER CORPORATION

By:	/s/ Darrin J. Campbell
Darrin J. Campbell
Its: CEO

ACCEPTED AND AGREED, this 4th day of November 2004

/s/ Richard M. Deneau
Richard M. Deneau